Exhibit 99(a)

                                 NCT Group, Inc.

                                  NEWS RELEASE

CONTACTS: Joanna Lipper
          NCT Group, Inc.
          (203) 226-4447 ext. 3506
          (203) 226-3123 (fax)
          jlipper@nctgroupinc.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                       NCTI REPORTS SECOND QUARTER RESULTS
                       -----------------------------------

WESTPORT, Conn. August 12, 2005 - NCT Group, Inc. (OTCBB: NCTI) reported that total revenue for the three months ended June 30, 2005 was $0.9 million compared to $1.4 million for the same period in 2004. The decrease of $0.5 million was primarily due to our having fully recognized previously deferred license fee revenue from New Transducers Ltd. ("NXT") as of March 31, 2005. Net loss for the three months ended June 30, 2005 was $16.7 million compared to a net loss of $10.0 million for the same period a year ago. The increase in net loss was due primarily to higher interest costs in 2005.

     The company reported that total revenue for the six months ended June 30, 2005 was $2.5 million compared to $2.6 million for the same period in 2004. The above noted loss of NXT deferred revenue was largely offset by an increase in royalties related to our ClearSpeech(R) technology licenses. Net loss for the six months ended June 30, 2005 was $33.7 million compared to a net loss of $25.8 million for the same period in 2004. The increase in net loss was due primarily to higher interest costs in 2005. While our interest expense has been rising, net cash used in operating activities has remained relatively flat at $4.4 million for the six months ended June 30, 2005 versus $4.3 million for the same period last year.

     "With the April launch of our RevTheWeb(TM) free web accelerator service, we entered the world of Internet advertising," said Michael J. Parrella, Chairman and CEO, NCT Group, Inc. "RevTheWeb is based on Artera Turbo(TM) technology, but it utilizes an advertising-assisted revenue model. We are expanding our base of subscribers, both directly through downloads from our RevTheWeb website and through free download/shareware sites, as well as indirectly through distribution partnerships with ISPs and website publishers."

NCTI REPORTS SECOND QUARTER RESULTS  - p.2


     "Another initiative in our growth strategy for Artera," continued Mr. Parrella, "is the expansion of the Artera Turbo product line with the May introduction of a clientless version of the Artera Turbo service. Artera Turbo Clientless optimizes the performance of an ISP's network and accelerates all users' browsing activities without requiring the installation of any software on users' PCs. For companies for whom bandwidth is expensive, such as satellite companies, reducing bandwidth consumption by up to 80% can lead to significant cost savings."

     "We believe that the introduction of both of these new services will help improve our penetration of the web acceleration and network optimization market."

     "Within our Pro Tech subsidiary, sales of the NoiseBuster(R) audio headphone and the Apollo communications headset product line are beginning to increase. We are also excited about Pro Tech's recent introduction of the NoiseBuster Electronic Noise Canceling Safety Earmuff. This product delivers superior hearing protection across all noise frequencies. Pro Tech will market it to industrial workers, do-it-yourself users of lawnmowers and power equipment and to motor sports fans for use with scanners. We look forward to shipments of that product in the third quarter. Additionally, we continue to license and enhance our suite of ClearSpeech algorithms. We recently announced that the ClearSpeech Adaptive Speech Filter algorithm was licensed to Sepura, Ltd. for integration into its line of digital radios for the public safety market, as well as military, transport and utilities markets. We have recently enhanced our marketing efforts for this technology, including a redesigned website at www.nctclearspeech.com."

About NCT Group, Inc.

NCT Group, Inc. is a publicly-traded, high-tech company with a strong technology base. NCTI is rich in intellectual property with over 500 patents and related rights. The company's major focus is the development of its communications subsidiaries. Artera Group, Inc. is a provider of breakthrough "last mile"
optimization technology for residential, small business and enterprise applications, called Artera Turbo(TM). Pro Tech Communications, Inc. (OTCBB:
PCTU) engineers, designs and distributes audio and communications headsets and other products for call centers, business users, industrial users and consumers. NCTI also has strategic licensing relationships with manufacturers for integration of certain NCTI technologies into products and applications. For more information visit
www.nctgroupinc.com.
-------------------
 # # #

NCTI REPORTS SECOND QUARTER RESULTS  - p.3


NCT GROUP, INC.

(Unaudited)

                                              For The Three Months                For The Six Months
                                                 Ended June 30,                     Ended June 30,
                                                 ---------------                    ---------------
(In millions, except per share data)          2004             2005             2004               2005
                                              ----             ----             ----               ----
Total revenue                           $  1.4               $  0.9             $ 2.6            $ 2.5
Operating costs and expenses            $  3.5  (a)          $  3.3  (a)        $ 6.9  (b)       $ 5.9  (b)
Other expense, net                      $  2.6               $  0.5             $ 3.9            $ 3.4
Interest expense, net                   $  5.4               $ 13.7             $ 17.7           $ 26.9
Net loss                                $(10.0) (a)          $(16.7) (a)        $(25.8) (b)      $(33.7)(b)
Net loss per share                      $ (0.02)(c)          $ (0.03)(d)        $ (0.04)(e)      $(0.06)(f)
Weighted average common shares
 outstanding                              645.0               645.0               645.0            645.0


Footnotes:

(a)  Includes depreciation and amortization of approximately $0.1 million.

(b)Includes depreciation and amortization of approximately $0.2 million.

(c) The loss per share for the three months ended June 30, 2004 includes preferred stock dividends of $0.2 million, non-conversion/exchange charges of $1.7 million and non-registration charges of $0.2 million.

(d) The loss per share for the three months ended June 30, 2005 includes preferred stock dividends of $0.3 million, non-conversion/exchange charges of $1.1 million and non-registration charges of $1.2 million.

(e) The loss per share for the six months ended June 30, 2004 includes preferred stock dividends of $0.5 million, non-conversion/exchange charges of $1.7 million and non-registration charges of $0.3 million.

(f) The loss per share for the six months ended June 30, 2005 includes preferred stock dividends of $0.6 million, non-conversion/exchange charges of $2.3 million and non-registration charges $2.4 million.


Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to: NCTI's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; its ability to repay or refinance indebtedness as it becomes due; the results of litigation; general economic and business conditions; the level of demand for NCTI's products and services; the level and intensity of competition in the technology industry; NCTI's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. NCTI undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting NCTI's business and prospects are discussed in greater detail in NCTI's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.